EXHIBIT 10.1

THE HAIN CELESTIAL GROUP, INC.
2026 RETENTION PLAN

1.
Purpose. The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), considers it essential to the best interests of its stockholders to induce certain of its executive officers and other key employees to continue their employment with the Company or one of its Affiliates during the pendency of its strategic review process. Therefore, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company has determined that this 2026 Retention Plan (the “Plan”) should be adopted, effective as of April 17, 2026.
2.
Definitions. The following terms are defined as set forth below:
(a)
“Affiliate” means any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.
(b)
“Cause” shall have the meaning set forth in the Company’s Form of Change in Control Agreement, attached as Exhibit 10.10 to the Company’s Annual Report on Form 10‑K for the fiscal year ended June 30, 2025 (the “CIC Agreement”).
(c)
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(d)
“Eligible Employee” means each executive officer of the Company and any other employee selected as a Participant by the Plan Administrator.
(e)
“Participant” means each Eligible Employee who receives a Participation Notice.
(f)
“Participation Notice” means the written notice provided to each Participant by the Company setting forth the terms of his or her participation in the Plan and substantially in the form attached hereto as Annex A.
(g)
“Plan Administrator” means the Compensation Committee; provided that the Compensation Committee shall be entitled to delegate any of its duties and authorities as Plan Administrator to the Company’s Chief Executive Officer with respect to any Participant who is not an executive officer.
(h)
“Strategic Transaction” means all or any one of the following, except as otherwise set forth in a Participant’s Participation Notice, occurring following the effective date of this Plan: (i) a definitive agreement providing for a refinancing of a substantial proportion of the Company’s outstanding debt, as determined by the Plan Administrator, (ii) a sale or other disposition of Company equity securities, assets or operations of the Company (in one or more transactions) having an aggregate value equal to a substantial proportion of the Company’s outstanding debt, as determined by the Plan Administrator, (iii) a Change in Control (as defined in the Company’s 2022 Long Term Incentive and Stock Award Plan) or (iv) any other material corporate transaction as determined by the Plan Administrator.
3.
Eligibility. The Plan Administrator shall select as Participants those individuals who are critical to the ongoing operations of the Company or any Affiliate during the pendency of the Company’s strategic review process.
4.
Administration. The Plan Administrator shall have the sole discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan. The Plan Administrator shall have final authority to determine, in its sole discretion, the amount of any benefits hereunder to be paid or allocated to the Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts, regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan. The terms and conditions of each Retention Bonus need not be the same, and the Plan Administrator shall have the authority to vary such terms between Participants.
5.
Aggregate Bonus Pool. The aggregate amount of Retention Bonuses payable under this Plan shall not exceed $5,000,000.
6.
Retention Bonus. Each Participant shall be eligible to receive a cash bonus in an amount set forth in such Participant’s Participation Notice (a “Retention Bonus”), on the terms and conditions set forth herein and therein. Except as otherwise provided in a Participation Notice, each Retention Bonus shall vest on the earlier of (i) December 31, 2026 and (ii) the occurrence of a Strategic Transaction (such earlier date, the “Vesting Date”), in each case, subject to the Participant’s continuous employment through the Vesting Date.
7.
Forfeiture; Termination of Employment. In the event that a Participant’s employment is terminated by the Company without Cause prior to the Vesting Date, then the Participant shall immediately vest in his or her Retention Bonus, subject to the Participant’s timely execution and non-revocation of a general release of claims in favor of the Company, in a form acceptable to the Company, within 60 days following such termination (the “Release Requirement”). Upon any other termination of a Participant’s employment with the Company and its Affiliates prior to the Vesting Date (or failure to satisfy the Release Requirement), such Participant’s Retention Bonus shall be immediately forfeited without consideration. Notwithstanding the foregoing, a Participation Notice may specify different or additional vesting and forfeiture conditions to any Retention Bonus.
8.
Payment. Except as otherwise provided in a Participation Notice, subject to the terms and conditions of the Plan, payment of each vested Retention Bonus shall be made by the designated payroll provider as soon as reasonably practicable, but in all events within 70 days following the Vesting Date or date of termination, respectively (and in no event later than March 15, 2027).
9.
Section 280G. The Retention Bonuses shall be subject to Section 8 of the CIC Agreement, which is incorporated herein by reference.

10.
Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A or are exempt from the requirements of Section 409A as “short-term deferrals” as described in Section 409A. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, such amounts shall be subject to such additional rules and requirements as specified by the Compensation Committee from time to time in order to comply with Section 409A, the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A, and if the applicable Participant is a “specified employee” for purposes of Section 409A, to the extent required by Section 409A, such amounts that are otherwise due to the Participant during the six-month period immediately following the Participant’s separation from service on account of the Participant’s separation from service shall be paid to the Participant on the first business day of the seventh month following the Participant’s separation from service. In no event may any Participant, directly or indirectly, designate the calendar year of any payment under this Plan. The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A and are subject to tax under Section 409A. For purposes of this Plan, references to “termination of employment” or similar terms shall be deemed to refer to a “separation from service” within the meaning of Section 409A.
11.
Miscellaneous.
(a)
Amendment; Other. Except as otherwise provided herein, the Plan Administrator reserves the right to amend the Plan at any time, in its sole discretion; provided that no such amendment shall adversely affect the rights under the Plan of a Participant who has received a Participation Notice without the applicable Participant’s consent. A Participant’s rights under the Plan may not be assigned or transferred. This Plan shall inure to the benefit of and be binding upon the Company and the Participants, and their respective successors, executors, administrators, heirs, and permitted assigns. Any successor to the Company will assume (either expressly or by operation of law) and perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(b)
No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services for any specific duration between the Company or its Affiliates and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or other service provider of the Company or any of its Affiliates. Benefits under this Plan are an additional benefit that may be provided by the Company and not by any Affiliate and therefore are completely separate from salary or any other remuneration or benefits provided to the Participant. Nothing in this Plan shall be construed to limit the rights of Participants under the benefit plans, programs or policies of the Company or its Affiliates. This Plan constitutes the entire agreement between the parties with respect to the payments hereunder and supersedes all prior agreements and discussions between the parties concerning such subject matter. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of its Affiliates and any Participant.

(c)
Governing Law. The Plan shall be governed by, and construed in accordance with, the internal laws of the State of New York, applied without regard to conflict of law principles.
(d)
Tax Withholding. The Company or its Affiliate shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

ANNEX A

Form of Participation Notice

[EMPLOYEE FULL NAME]

[DATE]

Dear [●],

On behalf of The Hain Celestial Group, I want to express our gratitude for your continued dedication to the company through our 2026 Retention Plan.

The 2026 Retention Plan does not replace an annual bonus based on performance, and instead provides an additional award to recognize your ongoing commitment to our business and achieving our company goals.

This participation notice is to inform you that The Hain Celestial Group has granted to you a one-time cash award under our 2026 Retention Plan in the amount set forth below, subject to the terms of the 2026 Retention Plan as well as the additional terms included in this notice (if any). The 2026 Retention Plan is enclosed with this participation notice for your reference.

Retention Bonus Amount: $[●]

Other Vesting or Other Terms: [●]

Sincerely,

[●]

A-1